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                                                         Exhibit 99.1(a)

FOR IMMEDIATE RELEASE:
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News media contact:           Mary Thomas, (708) 948-2815

Investor relations contacts:  Jessica Fisher, (708) 948-4639
                              Neville Jeharajah, (708) 948-2875


                       GRAHAM RETIRES FROM BAXTER'S BOARD;
                       KNIGHT, KRAEMER APPOINTED DIRECTORS


     DEERFIELD, Ill., November 14, 1995 -- After 50 years of dedicated service, William B. Graham, 84, announced his retirement today as senior chairman and resigned from Baxter International's board of directors, effective Nov. 25,1995. In recognition of his outstanding leadership through decades of the company's rapid growth, the board appointed him an honorary director and chairman emeritus, effective upon his resignation from the board.

     Additionally, Baxter's board appointed Executive Vice President Lester B. Knight, 37, and Senior Vice President and Chief Financial Officer Harry M. Jansen Kraemer Jr., 40, to the board of directors. Following Graham's retirement, the two appointments will bring Baxter's board to 14 members.

     In accepting Graham's resignation, Baxter Chairman and Chief Executive Officer Vernon R. Loucks Jr. cited Graham's contributions to improving the quality of medical care for patients worldwide.

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     "For five decades, Bill Graham's leadership and vision have helped guide
Baxter's health-care business through an ever-changing environment, to emerge as a global leader in high-quality medical care. His dedication to product excellence has established Baxter International as one of the outstanding companies in American history," Loucks said.

     Under Graham's guidance, Baxter produced the first commercially built artificial kidney, the revolutionary Blood-Pack-Registered Trademark- system for collecting and processing blood, the first commercial heart-lung bypass machine for open-heart surgery, the first synthetic thyroid medication, the first concentrated Factor VIII for hemophiliacs, the first system for continuous ambulatory peritoneal dialysis (CAPD) and the first commercially viable plastic intravenous-solution containers. Graham was inducted into MODERN HEALTHCARE magazine's Health Care Hall of Fame in 1994.

     Graham joined Baxter in 1945 as vice president and manager, and was named to the board of directors that year. He served as chief executive officer from 1953 to 1980, as chairman from 1980 to 1985 and as senior chairman from 1985 to 1995.

     Knight joined Baxter in 1981 and has served in a variety of manufacturing, research and development and management positions. He was named an executive vice president responsible for the company's U.S. Healthcare business in 1992, and was promoted to the Office of the Chief Executive in 1993. His duties were recently expanded to include the company's global hospital-products business and intercontinental operations. Additionally, he is responsible for the company's cardiovascular businesses.

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     Knight received his bachelor's degree in industrial engineering from
Cornell University and a master's degree in business from the Cornell Johnson School of Management.

     Kraemer joined the company in 1982 and since has held a number of financial and operational positions. He was promoted to senior vice president and chief financial officer in 1993, and promoted to the Office of the Chief Executive earlier this year. Additionally, he is responsible for the company's European operations. His duties were recently expanded to include Baxter's Renal and Japan business units.

     Prior to Baxter, Kraemer worked for Bank of America in corporate banking and for Northwest Industries in planning and business development.

     Kraemer received his bachelor's degree in mathematics and economics from Lawrence University of Wisconsin, and his master's of management degree in finance and accounting from Northwestern University's J.L. Kellogg Graduate School of Management.

     Through its subsidiaries, Baxter International Inc. is the leading manufacturer and marketer of health-care products and services in nearly 100 countries worldwide. The company concentrates research-and-development programs in biotechnology, cardiovascular medicine, renal therapy and related medical fields.